Exhibit 10.32

CANTOR FITZGERALD, L.P.

499 PARK AVENUE

NEW YORK, NEW YORK 10022

Effective as of November 1, 2008

Mr. Lee M. Amaitis

27 Chelsea Tower East

Chelsea Manor Gardens

London SW3 5PN

United Kingdom

Dear Lee:

Following the closing (the “Closing”) of the merger of BGC Partners, LLC and eSpeed, Inc. (the “Effective Time”), you will have the right to exchange your Founding Partner Units of BGC Holdings, L.P. (“BGC Holdings”) for shares of BGC Partners, Inc. Class A common stock (“BGC Partners Shares”) in accordance with the terms of the limited partnership agreement of BGC Holdings (the “Partnership Agreement”) and as set forth in this letter agreement.

The total number of Founding Partner Units actually held by you at the Effective Time (which, for the avoidance of doubt, does not include any REUs) is referred to in this letter as the “Aggregate Amount at Closing.” At the Effective Time, 1,100,000 of your Founding Partner Units will become immediately exchangeable in accordance with the Partnership Agreement. In addition, 40% of the Aggregate Amount at Closing (less the 1,100,000 units exchangeable or exchanged under the preceding sentence and any other Units or BGC Partners Shares that you were otherwise eligible to exchange or sell or have sold for any reason, including, without limitation, in connection with any grant of additional Units or stock options (the foregoing, collectively, the “Applicable Shares”)) will become exchangeable in accordance with the Partnership Agreement on the second anniversary of the Effective Time, 60% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the third anniversary of the Effective Time, 80% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the fourth anniversary of the Effective Time, and 100% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the fifth anniversary of the Effective Time. In no event shall the Applicable Shares amount be adjusted by the 484,445 Founding Partner Units exchanged by you and donated to a charitable organization in connection with the BGC Partners 2008 Charity Day, which shares were otherwise exchangeable on the fifth anniversary of the Effective Time.

In the event of your death, the exchangeable portion of your Founding Partner Units will be automatically exchanged for shares, and such shares will be distributed to your estate. To the extent that your Founding Partner Units are not exchangeable at the time of your death, such Units will be automatically exchanged for BGC Partners Shares, and the shares received upon exchange will be distributed to your estate in the amount and at the times you would have received them had you remained a limited partner and exchanged the maximum amount possible on each anniversary of the Effective Time. The distributions of shares provided for under the preceding sentence may be accelerated by Cantor Fitzgerald, L.P. in its sole and absolute discretion.

This letter extinguishes and replaces in its entirety the letter between us dated March 31, 2008 with respect to exchangeability of your Founding Partner Units.

Please sign in the space provided below to indicate your agreement with the foregoing.

Sincerely,

CANTOR FITZGERALD, L.P.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman of the Board, Chief
Executive Officer and President

Acknowledged and Agreed:

/s/ Lee M. Amaitis
Lee M. Amaitis

[Signature page to letter agreement with Lee M. Amaitis regarding schedule for exchanges of Founding Partner Units]